Exhibit 23A



CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Calvert New World Fund, Inc.

         We consent to the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement of Calvert New World Fund, Inc. on Form N-1A (File Numbers 33-87744 and 811-8924) of our report dated May 1, 1998, on our audit of the financial statements and financial highlights of Calvert New Africa Fund, which report is included in the Annual Report to Shareholders for the year ended March 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Independent Accountants and Custodians" in the Statement of Additional Information.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.



Baltimore, Maryland
May 26, 1998